UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2015

Stericycle, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive
Lake Forest, Illinois 60045
(Address of principal executive offices including zip code)

(847) 367-5910
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On May 20, 2015, we entered into a settlement agreement to resolve all claims made against us and certain of our subsidiaries in Sawyer v. Stericycle, et al., Case No. 2015 CH 07190 (the “TCPA Action”), a class action complaint pending in the Circuit Court of Cook County, Illinois (the “Court”). The TCPA Action is the successor lawsuit to the class action complaint filed in the U.S. District Court for the Northern District of Illinois (Case 1:14-cv-02070) that we have previously disclosed and that was dismissed pursuant to the parties’ joint stipulation of dismissal. The TCPA Action alleges that from 2010 to 2014 we violated the Telephone Consumer Protection Act of 1991, as amended by the Junk Fax Prevention Act of 2005, by sending facsimile advertisements to plaintiffs or putative class members that either were unsolicited and/or did not contain a valid opt-out notice. We have denied all liability for the claims made in the TCPA Action but have agreed to settle to avoid the expense, burden and inherent risk and uncertainty of litigation.

Under the terms of the settlement agreement entered into with the two class representatives, we agreed to make available a fund of $45.0 million (the “Settlement Fund”) to pay class members who submit a valid claim form within a 90-day period, to pay an incentive award to each of the class representatives, to pay attorneys’ fees and expenses to plaintiffs’ attorneys, and to pay fees and costs of a third-party settlement administrator (the “Settlement”). The plaintiffs’ attorneys are seeking attorneys’ fees of one-third of the Settlement Fund, plus out-of-pocket expenses, to be paid from the Settlement Fund. As part of the Settlement, we do not admit to any of the allegations in the TCPA Action and will be completely released from any claims related to faxes sent by us or on our behalf from March 25, 2010 through April 30, 2015.

The Settlement is subject to preliminary and final approval by the Court. We anticipate that preliminary approval will be granted sometime in June 2015, at which time notice of the Settlement and the accompanying claim form will be sent to members of the settlement class. Final approval of the Settlement is expected to occur approximately 120 days after the notice and claim forms are distributed to class members. In view of the Settlement, we have recorded a pre-tax accrual of $45.0 million in accrued liabilities on our consolidated balance sheet and a pre-tax charge of $45.0 million in selling, general and administrative expenses on our consolidated statement of income for the quarter ending June 30, 2015. We anticipate making payments from the Settlement Fund as described above sometime in the fourth quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 21, 2015	Stericycle, Inc.

By:	/s/ Daniel V. Ginnetti

Daniel V. Ginnetti
Executive Vice President and Chief Financial Officer